CPI Corp.
news for immediate release   FOR RELEASE  April 15, 2008

FOR FURTHER INFORMATION, CONTACT:
NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES FOURTH QUARTER

AND FISCAL 2007 RESULTS

Key Highlights

•	Fourth quarter sales increased 62% to $162.8 million in 2007 from $100.7 million in 2006 due to the addition of the results of the PictureMe Portrait Studio business acquired in June 2007.

o	Fourth quarter Sears Portrait Studio sales declined 9% to $91.9 million in 2007 from $100.7 million in 2006.

o	Fourth quarter PictureMe Portrait Studio sales totaled $70.8 million in 2007, an estimated same-store sales decline of 7% decline from comparable 2006 levels.

•
Fourth quarter earnings improved due to accretive results from the PictureMe Portrait Studio acquisition significantly offset by a non-cash interest charge associated with the mark-to-market of an interest swap entered pursuant to the Company’s credit agreement.

o	Fourth quarter EPS increased 1% to $2.35 in 2007 from $2.32 in 2006.

o	Fourth quarter income from operations, before interest expense, increased 19% to $27.5 million in 2007 from $23.2 million in 2006.

o	Fourth quarter adjusted EBITDA improved 38% to $37.6 million from $27.2 million in 2006.

•	Full year 2007 EPS declined to $0.47 from $2.56 in 2006 principally due to cumulative losses incurred in connection with the PictureMe Portrait Studio brand acquisition.

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•	Full year adjusted EBITDA improved 6% to $47.8 million from $45.1 million in 2006.

•
PictureMe Portrait Studio integration efforts proceeding well.  The Company expects to realize substantial savings in fiscal 2008 and, especially, fiscal 2009 through the elimination of PictureMe Portrait Studio corporate support expenses and large gains in manufacturing and studio labor productivity.

•
The PictureMe Portrait Studio digital conversion effort is ahead of plan with 632 U.S. studios converted as of April 11, 2008.  The Company now expects to convert all U.S., Canadian and Mexican studios by the end of 2008.

St. Louis, MO, April 15, 2008 – CPI Corp. (NYSE-CPY) today reported earnings per share of $2.35 per diluted share for the 12-week fourth quarter ended February 2, 2008 compared to earnings per share of $2.32 per diluted share reported in the comparable quarter of fiscal 2006.  Net income for the same periods increased to $15.1 million in 2007 from $14.8 million in 2006, principally due to the contribution of the Company’s PictureMe Portrait Studio (PMPS) business acquired in June 2007 which is accretive notwithstanding continuing significant legacy and transitional costs that are expected to be substantially eliminated by early 2009 as the Company completes its integration efforts.  The Company’s fourth quarter 2007 net income reflects higher borrowings associated with the acquisition of the PictureMe Portrait Studio business as well as a $2.9 million noncash charge booked to reflect the mark-to-market fair value adjustment of the Company’s fixed interest rate swap that was required by the Company’s credit agreement.

Net sales for the fourth quarter of 2007 increased $62.1 million to $162.8 million from the $100.7 million reported in the fourth quarter of 2006 as a result of the inclusion of net sales of $70.8 million attributable to the Company’s PMPS brand.  Sears Portrait Studios (SPS) net sales for the fourth quarter of 2007 declined $8.8 million or approximately 9%, to $91.9 million versus the prior year.  The 2007 fourth quarter sales performance was the result of an approximate 16% decline in sittings, partially offset by an approximate 8% increase in average sale per customer sitting.  During the 2007 fourth quarter the SPS brand experienced lower customer response to its direct marketing programs and significantly reduced same-day/walk-in business.  The PMPS brand reported $70.8 million in sales for the fiscal 2007 fourth quarter representing an approximate 7% decrease in same store sales versus the comparable period of the prior year (such prior year results not reported in the Company’s historical results).  This sales performance resulted from an approximate 19% decline in sittings, partially offset by an approximate 15% increase in average sale per customer sitting.

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Cost of sales was $16.2 million in the fourth quarter of 2007 compared to $8.9 million in the comparable prior year period.  The increase in cost of sales is attributable to the inclusion of PMPS cost of sales in the fourth quarter of 2007, partially offset by decreased production costs resulting from lower overall manufacturing production levels, additional gains in manufacturing productivity and an improved product mix.  Cost of sales as a percentage of sales increased to 9.9% in 2007 from 8.8% in 2006.  The increase in cost of sales as a percentage of sales is a result of the higher cost of operation of the PictureMe Portrait Studio business’s analog fulfillment systems and the duplicative costs of transitioning these systems to digital technology as well as PictureMe Portrait Studio’s generally lower customer averages and product margins.

Selling, general and administrative expenses were $109.7 million in the fourth quarter of 2007 versus $65.0 million in the fourth quarter of 2006.  The increase in fourth quarter 2007 SG&A costs is attributable to the inclusion of PMPS costs, which continue to reflect a significant portion of the acquired cost structure of the former Portrait Corporation of America organization.  These increases were partially offset by the net effect of lower studio and corporate employment costs, lower advertising spending, lower workers compensation and general liability costs, increased professional services costs and increased restricted stock amortization expense associated with past performance awards.  As a percentage of sales, selling, general and administrative expenses increased to 67.4% in 2007 from 64.5% in 2006.  The increase in selling, general and administrative expenses as a percentage of sales is due principally to the inclusion of the PictureMe Portrait Studio business as well as some deleveraging of fixed costs as a result of the sales declines experienced in the Sears Portrait Studio business.  The increase in expenses as a percentage of sales also reflects the accrual of an upward commission adjustment provided for in the current Sears contract as a result of the PictureMe Portrait Studio acquisition coupled with the decline in Sears Portrait Studio sales. Depreciation and amortization was $7.7 million in the fourth quarter of 2007 compared to $3.6 million in the fourth quarter of 2006.  This increase is attributable to the inclusion in the fourth quarter of 2007 of depreciation and amortization related to the PMPS brand and includes $1.2 million of amortization of intangible assets resulting from the PMPS acquisition.  The increase from the inclusion of PMPS depreciation and amortization was partially offset by a decline in depreciation and amortization related to the Company’s non-PMPS assets.

Other charges and impairments totaled $1.7 million during the fourth quarter of 2007 and represent severance accruals and other integration-related costs relative to the PMPS acquisition.

Fiscal 2007 Results

The Company also reported net income for the fiscal year ended February 2, 2008 of $3.0 million, or $0.47 per diluted share, compared to net income of $16.3 million, or $2.56 per diluted share, for the 2006 fiscal year ended February 3, 2007.  The Company’s full year 2007 results were significantly negatively impacted by transitional expenses associated with the PictureMe Portrait Studio acquisition and increased interest expense associated with the funding of the PCA acquisition.

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Net sales for fiscal 2007 increased $130.2 million to $424.0 million from the $293.8 million reported in 2006 as a result of the inclusion of net sales of $148.8 million attributable to the Company’s PMPS brand from its June 8, 2007 date of acquisition.  Sears Portrait Studios net sales for fiscal 2007 declined $18.5 million, or approximately 6%, to $275.3 million from the $293.8 million reported in fiscal 2006.  The SPS 2007 sales performance was the result of an approximate 14% decline in sittings, partially offset by an approximate 9% increase in average sale per customer sitting.

Cost of sales was $43.9 million in fiscal 2007 compared to $28.1 million in fiscal 2006.  The increase in cost of sales is attributable to the inclusion of the PMPS brand cost of sales from the June 8, 2007 date of acquisition.  This increase was partially offset by decreased production costs resulting from lower overall manufacturing production levels, additional gains in manufacturing productivity and an improved product mix.

Selling, general and administrative expenses were $334.4 million in fiscal 2007 compared to $221.3 million in fiscal 2006.  The increase in 2007 SG&A costs is attributable to the inclusion of the PMPS brand costs from the June 8, 2007 date of acquisition.  This increase was partially offset by the net effect of lower studio and corporate employment costs, reduced host sales commissions, reductions in various other operating expense categories resulting from ongoing cost reduction efforts, increased professional service costs, increased advertising spending and increased restricted stock amortization expense associated with past performance awards.  The reduction in studio and employment costs included approximately $3.9 million resulting from a change in the Company’s vacation and sick pay policy announced in the first quarter of 2007.

Depreciation and amortization expense was $27.3 million in fiscal 2007 compared to $16.9 million in fiscal 2006.  This increase is attributable to the inclusion of PMPS depreciation and amortization from the June 8, 2007 date of acquisition and includes $2.8 million of amortization resulting from the allocation of the purchase price to certain amortizable intangible assets.  The increase from the inclusion of the PMPS depreciation and amortization was partially offset by a decline in depreciation and amortization related to the Company’s non-PMPS assets.

Other charges and impairments totaled $4.9 million during fiscal 2007 and represent principally severance accruals and other integration-related costs relating to the PMPS acquisition.

PMPS Integration Update

As of April 11, 2008, 632 U.S. studios have been converted to digital technology.  The installation of a new digital lab sufficient to handle the worldwide fulfillment requirements of the PictureMe Portrait Studio business is estimated to be completed in May 2008.  The Company is also testing new sales and marketing programs and studio work processes, implementing new performance management systems in the field, integrating back-office/support functions, and driving additional operating efficiencies in production and studio labor management.

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The Company expects to transfer most remaining PMPS operations to the Company’s existing support platforms during fiscal 2008, plans to convert all of its U.S. studios to digital technology prior to the 2008 holiday selling season and now plans to convert substantially all of its Canadian and Mexican studios to digital technology by the end of fiscal 2008 versus the originally-planned early fiscal 2009 time frame.

In addition to anticipated corporate support cost eliminations, the Company expects to realize significant reductions in production costs resulting from the transition from analog to digital, including gains from additional operational efficiencies and an evolving product mix and anticipated improvements in PMPS studio labor productivity driven by the implementation of performance management tools, by sitting acquisition and retention initiatives as well as more efficient scheduling of part time versus full time personnel.

Host Contractual Updates

The Company is currently in the final year of a 10-year contract with Sears that governs the operations of its U.S. Sears Portrait Studios.  The Company and Sears are currently in discussions regarding a new, multi-year agreement.

The Company’s U.S. agreement with Wal-Mart included a clause that enabled Wal-Mart to force the closure of 500 studios each year until certain comparable store sales targets specified in the agreement were met.  As the PMPS studios did not achieve these targets in fiscal 2007, the Company and Wal-Mart entered discussions to determine which studios would be closed during 2008.  On April 15, 2008, the Company and Wal-Mart executed an amendment to the U.S. agreement that provides for the closure of 51 studios in the current year, prospectively eliminates the provisions of the agreement requiring 500 studio closures if specified comparable store sales targets are not met, and provides for a reduction in minimum studio hours of operation requested by the Company.

2008 First Quarter Preliminary Sales Update

SPS preliminary net sales for the first nine weeks of the fiscal 2008 first quarter, which ended April 5, 2008, represent an approximate 9% decline versus the comparable period ended April 7, 2007.  This net decrease is the result of an approximate 11% decline in sittings, partially offset by an approximate 2% increase in average sale per customer sitting.

Preliminary net sales for the PMPS brand on a comparable store basis for the first nine weeks of the fiscal 2008 first quarter which ended April 5, 2008 represent an approximate 11% decline versus the comparable period (not included in the Company’s historical results) ended April 7, 2007.  This net decrease is the result of an approximate 22% decline in sittings, partially offset by an approximate 15% increase in average sale per customer sitting.

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The Company believes that both brands’ initial first quarter results were negatively impacted by the timing of Easter, a seasonally important time for portraiture sales, which fell two weeks earlier in 2008 than in 2007.  Historically, earlier Easters translate into lower sales due to their closer proximity to the preceding Christmas holiday season during which customers are most portrait-active and the generally colder weather.  The Company additionally believes that the current economic climate, including reduced discretionary spending, is negatively impacting portrait activity.

Other

The Company plans to restate its 2005 financial statements to give effect to certain tax depreciation errors which have been identified in its tax accounting records.  As a result of these errors, tax benefits of approximately $2.5 million were not recognized within the appropriate period which led to the overstatement of deferred tax liabilities and a corresponding overstatement of income tax expense during the 2005 fiscal year.  The restatement is not expected to affect cash flows from operations.  As a result of the restatement of the 2005 financials, deferred taxes and retained earnings in the 2006 balance sheet will also be restated.  The Company expects to extend the filing deadline for its 2007 Annual Report on Form 10-K for up to 15 calendar days beyond the April 17, 2008 due date to allow time to process the restatement.

# # # # # # # #

CPI is the leading portrait studio operator in North America offering photography services in approximately 3, 100 locations in the United States, Puerto Rico, Canada and Mexico, principally in Sears and Wal-Mart stores.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  We try to identify forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as our outlook for the integration of the PCA Acquisition, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us.  Such risks include, but are not limited to:  the Company’s dependence on Sears and Wal-Mart, the approval of our business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company’s expenses by Sears or Wal-Mart under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, increased debt level due to the acquisition of Portrait Corporation of America, Inc (“PCA”), the ability to successfully integrate the PCA acquisition, implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 3, 2007 and its Form 10-Q for the 40 weeks ended November 10, 2007.  The Company does not undertake any obligations to update any of these forward-looking statements.

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The Company will host a conference call and audio webcast on Wednesday, April 16, at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company's own site at http://www.cpicorp.com as well as http://www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 42844137. The replay will be available through April 23 by phone and for 30 days on the Internet.

Financial tables to follow . . .

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CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks

	Feb. 02, 2008		Feb. 03, 2007	Feb. 02, 2008		Feb. 03, 2007

Net sales	$162,770		$100,738	$424,026		$293,803

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	16,152		8,910	43,871		28,128
Selling, general and administrative expenses	109,743		64,985	334,397		221,295
Depreciation and amortization	7,659		3,604	27,328		16,922
Other charges and impairments	1,701		28	4,929		1,240
	135,255		77,527	410,525		267,585

Income from continuing operations	27,515		23,211	13,501		26,218

Interest expense	5,279		512	10,652		2,380

Interest income	579		304	1,834		565

	-		-	-		-

Impairment (recovery) and related obligations of preferred security interest	-		-	-		(887)

Other income (expense), net	127		52	175		144

Earnings from continuing operations before income tax expense	22,942		23,055	4,858		25,434

Income tax expense	7,761		8,261	1,471		9,107

Net earnings from continuing operations	15,181		14,794	3,387		16,327

Net loss from discontinued operations net of income tax benefit	(85)		-	(372)		-

Net earnings	$15,096		$14,794	$3,015		$16,327

Net earnings (loss) per common share - diluted
From continuing operations	$2.36		$2.32	$0.53		$2.56
From discontinued operations	(0.01)		-	(0.06)		-
Net (loss) earnings - diluted	$2.35		$2.32	$0.47		$2.56

Net earnings (loss) per common share - basic
From continuing operations	$2.37		$2.33	$0.53		$2.57
From discontinued operations	(0.01)		-	(0.06)		-
Net (loss) earnings - basic	$2.36		$2.33	$0.47		$2.57

Weighted average number of common and common equivalent shares outstanding:
Diluted	6,434		6,382	6,416		6,376

Basic	6,409		6,355	6,391		6,353

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks

	Feb. 02, 2008		Feb. 03, 2007	Feb. 02, 2008		Feb. 03, 2007

Capital expenditures	$4,609		$135	$17,113		$2,760

EBITDA is calculated as follows:
Net earnings from continuing operations	$15,181		$14,794	$3,387		$16,327
Income tax expense	7,761		8,261	1,471		9,107
Interest expense	5,279		512	10,652		2,380
Depreciation and amortization	7,659		3,604	27,328		16,922
Other non-cash charges	-		17	79		42

EBITDA (1) & (5)	$35,880		$27,188	$42,917		$44,778

Adjusted EBITDA (2)	$37,581		$27,216	$47,846		$45,131

EBITDA margin (3)	22.04%		26.99%	10.12%		15.24%

Adjusted EBITDA margin (4)	23.09%		27.02%	11.28%		15.36%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2) Adjusted EBITDA is calculated as follows:

EBITDA	$35,880	$27,188	$42,917	$44,778
EBITDA adjustments:
Impairment charges	249	-	256	179
Reserves for severance and related costs	-	-	1	707
Executive retirements/repositioning	-	28	6	171
Cost associated with acquisition	1,393	-	4,580	-
Contract terminations and settlements	-	-	-	-
Cost associated with strategic alternative review	-	-	-	183
Impairment (recovery) and related obligations of preferred security interest	-	-	-	(887)
Other	59	-	86	-

Adjusted EBITDA	$37,581	$27,216	$47,846	$45,131

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the  most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks

	Feb. 02, 2008		Feb. 03, 2007	Feb. 02, 2008		Feb. 03, 2007

EBITDA	$35,880		$27,188	$42,917		$44,778
Income tax expense	(7,761)		(8,261)	(1,471)		(9,107)
Interest expense	(5,279)		(512)	(10,652)		(2,380)
Adjustments for items not requiring cash:
Deferred income taxes	6,941		8,479	1,240		9,357
Deferred revenues and related costs	(7,526)		(5,700)	2,643		(3,118)
Impairment (recovery) and related obligations of preferred security interest	-		-	-		(887)
Other, net	3,666		(164)	9,445		2,357
Decrease (increase) in current assets	12,049		11,986	1,298		(119)
Increase (decrease) in current liabilities	(7,527)		(7,709)	(1,186)		(2,558)
Increase (decrease) in current income taxes	1,012		(470)	(1,358)		(373)

Cash flows from continuing operations	$31,455		$24,837	$42,876		$37,950

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CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
FEBRUARY 02, 2008 AND FEBRUARY 03, 2007
(In thousands)

	FEB. 02,	FEB. 03,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$59,637	$27,294
Other current assets	33,580	27,777
Net property and equipment	56,280	26,693
Intangible assets	64,242	512
Other assets	23,003	10,886

Total assets	$236,742	$93,162

Liabilities and stockholders' equity

Current liabilities	$82,659	$49,407
Long-term debt obligations	104,190	7,747
Other liabilities	33,470	23,209
Stockholders' equity	16,423	12,799

Total liabilities and stockholders' equity	$236,742	$93,162

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